Delivered by Hand

May 16, 2014

Rex D. Geveden
5018 Via Andrea
Newbury Park, CA 91320

Dear Rex:

I am pleased to confirm that we are offering you the position of President of Teledyne DALSA, Inc. (“DALSA”), in which you will assume direct responsibility and oversight of that company, effective May 16, 2014.

We anticipate that this appointment shall be for a period of at least two years, at the beginning of which you will temporarily relocate to Waterloo, Ontario, Canada. You will continue to be Executive Vice President of Teledyne Technologies Incorporated (“Teledyne”) with responsibility for the Digital Imaging and Engineered Systems segments, and remain reporting to me in all such roles. At the end of the two year relocation period (or later date if extended), you will return to the United States to resume your full duties as Executive Vice President of Teledyne.

The key aspects of your appointment as President of DALSA are as follows:

1.
Effective May 16, 2014, your annual base salary will be US $435,000. Required withholdings and deductions will be taken. Your compensation will be periodically evaluated and adjusted as approved by company policy taking into account such variables as company performance, your job performance, and your contributions to DALSA’s and Teledyne’s success.

2.
Beginning in 2015, an annual target bonus opportunity under Teledyne’s Annual Incentive Plan (AIP) of 80% of base salary with a maximum of 160% of base salary at 120% of performance. In 2014 you will be eligible for a discretionary bonus in addition to the AIP. No bonus will be earned unless Teledyne’s operating profit is at least 75% of the operating plan.

3.	You will be eligible to participate in Teledyne’s Performance Share Program (PSP) for 2015-2017 performance cycle at 125% of your base salary. You will be treated like other Canadian-based participants.

4.	You will be eligible for Teledyne’s 2015-2017 Restricted Stock Program at 60% of your base salary. You will be treated like other Canadian-based participants.

5.	You will be eligible for an additional grant of 5,000 stock options in respect of Teledyne Common Stock on the effective date of your promotion, May 16, 2014.

6.	You will be eligible for a company car or an equivalent allowance in Waterloo, Ontario, Canada.

7.
You will be eligible for reimbursement of up to US $200,000 to cover all relocation costs for your move to Canada, including costs to sell/maintain your current home, packing and shipment of household goods, storage, closing costs on new home and temporary housing. To help facilitate your transition, you may elect a partial lump sum payment in the amount of US $90,000. Should you leave the employ of the company within eighteen months of May 16, 2014, you will be required to repay the full amount of all such relocation costs.

In addition, at a date to be determined, you will be eligible for reimbursement of up to US $200,000 to cover all relocation costs for your move back to the United States to further your employment with Teledyne.

Teledyne will further reimburse you in an amount equal to all income taxes imposed upon you as a result of such relocation reimbursement payments plus the amount of additional income taxes imposed upon you due to Teledyne’s payment of such income taxes, in a manner intended to put you in the same after-tax economic position had such income taxes on the relocation payments not been imposed on you.

8.
In addition to the salary and benefits referred to above, we will also pay you an additional amount to compensate you for any additional Canadian income tax liability which you may incur in connection with such remuneration and your other compensation resulting from the performance of your duties in Canada, so that you are no better or worse than had you earned this remuneration in California ("Tax Equalization Payment"). The specific terms of the Tax Equalization Payment will be agreed to in writing by you and Teledyne following the date hereof. The amount of the Tax Equalization Payment shall be solely determined by such accounting firm as selected by Teledyne at the expense of DALSA. The comparison of taxes will be based on residency in California vs. Ontario.

Please remember that all terms and conditions of any AIP, PSP, restricted stock and other equity programs are established and approved by the Personnel and Compensation Committee of the Board of Directors of Teledyne, and, as such, are subject to change (including termination of such program).

Please work with Melanie Cibik, Senior Vice President, General Counsel and Secretary, on all necessary work permits, immigration matters and tax filing preparation for both Canadian and U.S. taxes at the company’s expense.

You understand and agree that this agreement and your employment with DALSA shall be exclusively governed by and construed in accordance with the laws of the State of California. You, Teledyne and DALSA attorn to the exclusive jurisdiction of the federal and state courts of the State of California with respect to any disputes arising out of or relating to this agreement or your employment with DALSA. You and DALSA each waive any right, and agree not to apply, to have disputes arising under this agreement or related to your employment determined by jury. For certainty, Teledyne confirms that DALSA shall comply with and abide by all employment-related statutes of the province of Ontario that apply to your employment with DALSA.

If you have any questions or would like further information, please do not hesitate to give me a call at (805) 373-4655.

Sincerely,

/s/ Robert Mehrabian

Robert Mehrabian
Chairman, President and Chief Executive Officer
Teledyne Technologies Incorporated

AGREED AND CONFIRMED:

/s/ Rex D. Geveden

Rex D. Geveden
Signed on this 16th day of May, 2014, in Thousand Oaks, California